--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    Form 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                  -------------

        Date of Report (Date of earliest event reported) August 18, 1999

                                   CULP, INC.

             (Exact name of registrant as specified in its charter)


       North Carolina                  0-12781                   56-1001967
(State or other jurisdiction of   (Commission File No.)        (IRS Employer
     incorporation)                                         Identification No.)



                              101 South Main Street
                        High Point, North Carolina 27260
                    (Address of principal executive offices)
                                 (336) 889-5161
              (Registrant's telephone number, including area code)





          (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (2 pages) and Financial Information Release (10 pages), both dated August 18, 1999, related to the fiscal 2000 first quarter ended August 1, 1999.

Forward Looking Information. This Report contains statements that could be deemed "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income and general economic conditions. Decreases in these economic indicators could have a negative effect on the Company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the Company adversely. Because of the significant percentage of the Company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the Company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the Company's products.



                                                      SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              CULP, INC.
                                              (Registrant)

                                    By:       Phillip W. Wilson
                                              Vice President and
                                              Chief Financial Officer






Dated:   August 18, 1999

FOR IMMEDIATE RELEASE

                                       CULP REPORTS FIRST QUARTER NET INCOME

HIGH POINT, N. C. (Aug. 18, 1999) - Culp, Inc. (NYSE: CFI) today reported net income of $1.6 million for the first quarter of its 2000 fiscal year.

For the three months ended August 1, 1999, Culp reported net sales increased to $115.9 million compared with $110.7 million a year ago. The company reported net income for the quarter of $1.6 million, or $0.13 per share diluted, compared with a net loss of $2.6 million, or $0.20 per share diluted, in the year-earlier quarter.

"The favorable year-to-year comparisons for the first quarter extend the positive momentum that we achieved as fiscal 1999 progressed," said Robert G. Culp, III, chief executive officer. "A primary goal for us in fiscal 2000 is to sustain this pattern of improvement. We are pleased with the recovery to date and are confident about realizing further gains in our level of profitability."

Culp noted, "The first fiscal quarter is historically not the strongest period for our industry due to planned vacations and seasonal plant closings. That makes it difficult to gauge the underlying trend in demand. The backdrop of consumer spending on home furnishings still appears favorable, and we are optimistic about the success of the new patterns and textures that will be introduced to retailers this fall. Much of the improvement in our results relates directly to the changes we made in our management structure a year ago. We are continuing to refine our new organizational framework and believe that this realignment has strengthened our ability to capitalize on the trends within the home furnishings industry. Probably the most significant change is the ongoing consolidation at all levels within the supply chain linking manufacturers with consumers. Culp's vertical integration and broad product line equip us to develop strong working relationships with these larger companies that are seeking true corporate partners. Our objective is to provide not only the volume of fabrics and mattress ticking that these accounts need but also consistently high product quality and customer service."

Culp indicated that the company is maintaining its stock repurchase program. He said, "During the first quarter, we invested an additional $393,000 to repurchase our shares. We currently have authorization from the Board of Directors to invest an additional $4.1 million in this program. Culp's financial position is enabling us to execute this program and still make the appropriate investments to expand and modernize our capacity. We believe that the repurchase of our shares at attractive market levels will prove to be a sound investment of the company's capital."

Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The
Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

                                   CULP, INC.
                         Condensed Financial Highlights
                                   (Unaudited)

                                              Three Months Ended
                                  ---------------------------------------------
                                       August 1,                 August 2,
                                         1999                      1998
                                  -------------------      --------------------
Net sales                        $        115,937,000      $       110,667,000
Net income (loss)                $          1,597,000      $        (2,640,000)
Net income (loss) per share:
   Basic                         $               0.13      $             (0.20)
   Diluted                       $               0.13      $             (0.20)
Average shares outstanding:
   Basic                                   12,063,000               13,000,000
   Diluted                                 12,219,000               13,203,000

This release contains statements that could be deemed "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products.

                                                        -END-

                   CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
            FOR THREE MONTHS ENDED AUGUST 1, 1999 AND AUGUST 2, 1998

               (Amounts in Thousands, Except for Per Share Data)

                                                                       THREE MONTHS ENDED (UNAUDITED)
                                              ----------------------------------------------------------------------------------

                                                         Amounts                                          Percent of Sales
                                              ------------------------------                        ------------------------------
                                                August 1,       August 2,         % Over
                                                  1999            1998           (Under)               2000            1999
                                              --------------  --------------   -------------        --------------  --------------
Net sales                                 $         115,937         110,667           4.8 %               100.0 %         100.0 %
Cost of sales                                        95,525          97,056          (1.6)%                82.4 %          87.7 %
                                              --------------  --------------   -------------        --------------  --------------
         Gross profit                                20,412          13,611          50.0 %                17.6 %          12.3 %

Selling, general and
  administrative expenses                            15,038          14,473           3.9 %                13.0 %          13.1 %
                                              --------------  --------------   -------------        --------------  --------------
         Income (loss) from operations                5,374            (862)        723.4 %                 4.6 %          (0.8)%

Interest expense                                      2,416           2,361           2.3 %                 2.1 %           2.1 %
Interest income                                         (17)            (53)        (67.9)%                (0.0)%          (0.0)%
Other expense (income), net                             555             770         (27.9)%                 0.5 %           0.7 %
                                              --------------  --------------   -------------        --------------  --------------
         Income (loss) before income taxes            2,420          (3,940)        161.4 %                 2.1 %          (3.6)%

Income taxes  *                                         823          (1,300)        163.3 %                34.0 %          33.0 %
                                              --------------  --------------   -------------        --------------  --------------

         Net income (loss)                $           1,597          (2,640)        160.5 %                 1.4 %          (2.4)%
                                              ==============  ==============   =============        ==============  ==============

Net income (loss) per share                           $0.13          ($0.20)        165.0 %
Net income (loss) per share, assuming dilution        $0.13          ($0.20)        165.0 %
Dividends per share                                  $0.035          $0.035           0.0 %
Average shares outstanding                           12,063          13,000          (7.2)%
Average shares outstanding, assuming dilution        12,219          13,203          (7.5)%




* Percent of sales column is calculated as a % of income (loss) before income taxes.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
                 AUGUST 1, 1999, AUGUST 2, 1998 AND MAY 2, 1999
                                    Unaudited
                             (Amounts in Thousands)

                                                                Amounts                        Increase
                                                 -----------------------------------           (Decrease)
                                                   August 1,          August 2,      --------------------------------    * May 2,
                                                     1999                1998            Dollars         Percent           1999
                                                 -----------------  ---------------  ----------------    -------------  ------------
Current assets
       Cash and cash investments               $            1,097            1,520              (423)       (27.8)%             509
       Accounts receivable                                 61,984           63,833            (1,849)        (2.9)%          70,503
       Inventories                                         75,337           79,358            (4,021)        (5.1)%          67,070
       Other current assets                                10,860            7,511             3,349         44.6 %           9,633
                                                 -----------------  ---------------  ----------------    -------------  ------------
                  Total current assets                    149,278          152,222            (2,944)        (1.9)%         147,715

Restricted investments                                      1,684            4,074            (2,390)       (58.7)%           3,340
Property, plant & equipment, net                          120,971          127,287            (6,316)        (5.0)%         123,310
Goodwill                                                   50,920           54,798            (3,878)        (7.1)%          51,269
Other assets                                                4,969            4,317               652         15.1 %           4,978
                                                 -----------------  ---------------  ----------------    -------------  ------------

                  Total assets                 $          327,822          342,698           (14,876)        (4.3)%         330,612
                                                 =================  ===============  ================    =============  ============



Current liabilities
       Current maturities of long-term debt    $            1,678            3,250            (1,572)       (48.4)%           1,678
       Accounts payable                                    26,099           31,710            (5,611)       (17.7)%          25,687
       Accrued expenses                                    20,309           13,856             6,453         46.6 %          21,026
       Income taxes payable                                   798                0               798        100.0 %               0
                                                 -----------------  ---------------  ----------------    -------------  ------------
                  Total current liabilities                48,884           48,816                68          0.1 %          48,391


Long-term debt                                            136,228          154,383           (18,155)       (11.8)%         140,312

Deferred income taxes                                      14,583           11,227             3,356         29.9 %          14,583
                                                 -----------------  ---------------  ----------------    -------------  ------------
                  Total liabilities                       199,695          214,426           (14,731)        (6.9)%         203,286

Shareholders' equity                                      128,127          128,272              (145)        (0.1)%         127,326
                                                 -----------------  ---------------  ----------------    -------------  ------------
                  Total liabilities and
                  shareholders' equity         $          327,822          342,698           (14,876)        (4.3)%         330,612
                                                 =================  ===============  ================    =============  ============

Shares outstanding                                         12,040           12,995              (955)        (7.3)%          12,079
                                                 =================  ===============  ================    =============  ============


*  Derived from audited financial statements.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE MONTHS ENDED AUGUST 1, 1999 AND AUGUST 2, 1998
                                    Unaudited
                             (Amounts in Thousands)

                                                                                             THREE MONTHS ENDED
                                                                                        --------------------------------
                                                                                                    Amounts
                                                                                        --------------------------------
                                                                                          August 1,        August 2,
                                                                                             1999             1998
                                                                                        ---------------  ---------------
Cash flows from operating activities:
     Net income (loss)                                                             $             1,597           (2,640)
     Adjustments to reconcile net income (loss) to net
        cash provided by operating activities:
            Depreciation                                                                         4,759            4,376
            Amortization of intangible assets                                                      399              398
            Changes in assets and liabilities:
                Accounts receivable                                                              8,519            9,940
                Inventories                                                                     (8,267)            (764)
                Other current assets                                                            (1,227)             297
                Other assets                                                                       (41)             (11)
                Accounts payable                                                                   270           (3,017)
                Accrued expenses                                                                  (717)          (4,080)
                Income taxes payable                                                               798           (1,282)
                                                                                        ---------------  ---------------
                    Net cash provided by operating activities                                    6,090            3,217
                                                                                        ---------------  ---------------
Cash flows from investing activities:
     Capital expenditures                                                                       (2,420)          (2,858)
     Purchases of restricted investments                                                           (15)             (53)
     Sale of restricted investments                                                              1,671                0
                                                                                        ---------------  ---------------
                    Net cash used in investing activities                                         (764)          (2,911)
                                                                                        ---------------  ---------------
Cash flows from financing activities:
     Proceeds from issuance of long-term debt                                                    3,333            2,071
     Principal payments on long-term debt                                                       (7,417)             (75)
     Change in accounts payable-capital expenditures                                               142           (2,487)
     Dividends paid                                                                               (423)            (455)
     Payments to acquire common stock                                                             (393)            (160)
     Proceeds from common stock issued                                                              20                8
                                                                                        ---------------  ---------------
                    Net cash used in financing activities                                       (4,738)          (1,098)
                                                                                        ---------------  ---------------

Increase (decrease) in cash and cash investments                                                   588             (792)

Cash and cash investments at beginning of period                                                   509            2,312
                                                                                        ---------------  ---------------

Cash and cash investments at end of period                                         $             1,097            1,520
                                                                                        ===============  ===============


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                 AUGUST 1, 1999


                                           FISCAL 99                            FISCAL 00
                                         -------------   ---------------------------------------------------------   ---------------
                                              Q1              Q1             Q2            Q3            Q4               LTM
                                         -------------   ---------------------------------------------------------   ---------------
INVENTORIES
        Inventory turns                           4.9              5.4

RECEIVABLES
        Days sales in receivables                 48               45
        Percent current & less than 30
          days past due                         93.8%            93.2%

WORKING CAPITAL
        Current  ratio                            3.1              3.1
        Working capital turnover (4)              4.5              4.4
        Operating working capital (4)        $111,481         $111,222

PROPERTY, PLANT & EQUIPMENT
        Depreciation rate                        7.7%             8.0%
        Percent property,
          plant & equipment are depreciated     43.8%            49.0%
        Capital expenditures                  $10,689 (1)       $2,420

PROFITABILITY
        Return on average total capital        (1.6%)             4.8%                                                         5.1%
        Return on average equity               (8.1%)             5.0%                                                         5.7%
        Net income (loss) per share           ($0.20)            $0.13                                                        $0.58
        Net income (loss) per share (diluted) ($0.20)            $0.13                                                        $0.58

LEVERAGE (3)
        Total liabilities/equity               167.2%           155.9%
        Funded debt/equity                     119.7%           106.3%
        Funded debt/capital employed            54.5%            51.5%
        Funded debt                          $153,559         $136,222
        Funded debt/EBITDA (LTM) (6)             3.75             3.33
        EBITDA/Interest expense, net (LTM)        4.9              4.3

OTHER
        Book value per share                    $9.87           $10.64
        Employees at quarter end                4,230            4,050
        Sales per employee (annualized)      $103,000         $116,000
        Capital employed (3)                 $281,831         $264,349
        Effective income tax rate               33.0%            34.0%
        EBITDA (2)                             $3,142           $9,977                                                      $40,682
        EBITDA/net sales                         2.8%             8.6%                                                         8.3%

  (1) Expenditures for entire year
  (2) Earnings before interest, income taxes, and depreciation & amortization.
  (3) Long-term debt, funded debt and capital employed are all net of restricted investments.
  (4) Working capital for this calculation is accounts receivable, inventories and accounts payable.
  (5) LTM represents "Latest Twelve Months"
  (6) EBITDA includes capitalized interest and pro forma amounts for acquisitions.


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                            SALES BY SEGMENT/DIVISION
            FOR THREE MONTHS ENDED AUGUST 1, 1999 AND AUGUST 2, 1998


                             (Amounts in thousands)

                                                            THREE MONTHS ENDED (UNAUDITED)
                                       --------------------------------------------------------------------------

                                                Amounts                                Percent of Total Sales
                                       --------------------------                    ----------------------------
                                        August 1,     August 2,         % Over
Segment/Division                          1999          1998           (Under)        2000            1999
------------------------------------   ------------  ------------   ---------------  -------------   ------------
Upholstery Fabrics
    Culp Decorative Fabrics         $       50,516        51,445        (1.8)%          43.6 %          46.5 %
    Culp Velvets/Prints                     36,209        29,994        20.7 %          31.2 %          27.1 %
    Culp Yarn                                4,129         6,596       (37.4)%           3.6 %           6.0 %
                                       ------------  ------------   ---------------  -------------   ------------
                                            90,854        88,035         3.2 %          78.4 %          79.5 %

Mattress Ticking
    Culp Home Fashions                      25,083        22,632        10.8 %          21.6 %          20.5 %
                                       ------------  ------------   ---------------  -------------   ------------

                                  * $      115,937       110,667         4.8 %         100.0 %         100.0 %
                                       ============  ============   ===============  =============   ============



* U.S. sales were $92,124 and $84,310 for the three months of fiscal 2000 and fiscal 1999, respectively.The percentage increase in U.S. sales was 9.3% for the three months.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
            FOR THREE MONTHS ENDED AUGUST 1, 1999 AND AUGUST 2, 1998


                             (Amounts in thousands)

                                                               THREE MONTHS ENDED (UNAUDITED)
                                       --------------------------------------------------------------------------------

                                                  Amounts                                   Percent of Total Sales
                                       -------------------------------                   ------------------------------
                                         August 1,        August 2,        % Over
         Geographic Area                    1999            1998           (Under)         2000             1999
----------------------------------     ---------------  --------------  --------------   -------------     ------------
North America (Excluding USA)     $             7,676           7,253        5.8 %           32.2 %           27.5 %
Europe                                          2,929           3,683      (20.5)%           12.3 %           14.0 %
Middle East                                     6,992           8,300      (15.8)%           29.4 %           31.5 %
Far East & Asia                                 4,309           4,868      (11.5)%           18.1 %           18.5 %
South America                                     620           1,000      (38.0)%            2.6 %            3.8 %
All other areas                                 1,287           1,253        2.7 %            5.4 %            4.8 %
                                       ---------------  --------------  --------------   -------------     ------------

                                  $            23,813          26,357       (9.7)%          100.0 %          100.0 %
                                       ===============  ==============  ==============   =============     ============



International sales, and the percentage of total sales, for each of the last five fiscal years follows: fiscal 1995-$57,971 (19%); fiscal 1996-$77,397 (22%);
fiscal 1997-$101,571 (25%); fiscal 1998-$137,223 (29%); and fiscal 1999-$113,354
(23%). International sales for the first quarter represented 20.5% and 23.8% for 2000 and 1999, respectively.

                                   Culp, Inc.
                   SALES BY SEGMENT/DIVISION - TREND ANALYSIS
                              1998 vs 1999 vs 2000
                                    Unaudited
                             (Amounts in thousands)

                                            Fiscal 1998                                     Fiscal 1999
                           ----------------------------------------------  ----------------------------------------------
    Segment/Division          Q1       Q2        Q3       Q4     TOTAL        Q1       Q2       Q3       Q4      TOTAL
-------------------------
Upholstery Fabrics
    Culp Decorative Fabrics  39,814    56,781   53,415   60,155  210,165      51,445  59,573   50,520   60,520   222,058
    Culp Velvets/Prints      38,397    43,928   44,020   45,044  171,389      29,994  38,728   34,949   40,402   144,073
    Culp Yarn                     -         -      761    7,115    7,876       6,596   6,367    4,088    4,462    21,513
                           ----------------------------------------------  ----------------------------------------------
                             78,211   100,709   98,196  112,314  389,430      88,035 104,668   89,557  105,384   387,644

Mattress Ticking
    Culp Home Fashions       21,287    22,217   20,261   23,520   87,285      22,632  23,491   22,536   26,781    95,440
                           ----------------------------------------------  ----------------------------------------------

                             99,498   122,926  118,457  135,834  476,715     110,667 128,159  112,093  132,165   483,084
                           ==============================================  ==============================================


                                 Percent increase(decrease) from prior year:
    Segment/Division
-------------------------
Upholstery Fabrics
    Culp Decorative Fabrics     2.2      24.2     35.8     37.7     25.3        29.2     4.9     (5.4)     0.6       5.7
    Culp Velvets/Prints        10.1       9.2      9.0      9.9      9.5       (21.9)  (11.8)   (20.6)   (10.3)    (15.9)
    Culp Yarn                     -         -    100.0    100.0    100.0       100.0   100.0    437.2    (37.3)    173.1
                           ----------------------------------------------  ----------------------------------------------
                                5.9      17.2     23.2     32.6     20.1        12.6     3.9     (8.8)    (6.2)     (0.5)

Mattress Ticking
    Culp Home Fashions         27.5      15.4     14.2     12.0     16.9         6.3     5.7     11.2     13.9       9.3
                           ----------------------------------------------  ----------------------------------------------

                                9.9      16.8     21.5     28.5     19.5        11.2     4.3     (5.4)    (2.7)       1.3
                           ==============================================  ==============================================

  Overall Growth Rate

Internal (without acquisitions) 9.9       6.6      9.2     11.6      9.3        (4.6)   (0.9)    (8.5)    (2.7)     (4.1)

External
                                  -      10.2     12.3     16.9     10.2        15.8     5.2      3.1        -       5.4
                           ----------------------------------------------  ----------------------------------------------

                                9.9      16.8     21.5     28.5     19.5        11.2     4.3     (5.4)    (2.7)      1.3
                           ==============================================  ==============================================


                                   Culp, Inc.
                   SALES BY SEGMENT/DIVISION - TREND ANALYSIS
                              1998 vs 1999 vs 2000
                                    Unaudited
                             (Amounts in thousands)

                                               Fiscal 2000
                            -----------------------------------------------
    Segment/Division             Q1        Q2        Q3        Q4     TOTAL
-------------------------
Upholstery Fabrics
    Culp Decorative Fabrics    50,516                               50,516
    Culp Velvets/Prints        36,209                               36,209
    Culp Yarn                   4,129                                4,129
                            -----------------------------------------------
                               90,854                               90,854

Mattress Ticking
    Culp Home Fashions         25,083                               25,083
                            -----------------------------------------------

                              115,937                              115,937
                            ===============================================


                                  Percent increase(decrease) from prior year:
    Segment/Division
-------------------------

Upholstery Fabrics
    Culp Decorative Fabrics      (1.8)                                (1.8)
    Culp Velvets/Prints          20.7                                 20.7
    Culp Yarn                   (37.4)                               (37.4)
                            -----------------------------------------------
                                  3.2                                  3.2

Mattress Ticking
    Culp Home Fashions           10.8                                 10.8
                            -----------------------------------------------
                                  4.8                                  4.8
                            ===============================================

  Overall Growth Rate
Internal (without acquisitions)   4.8                                  4.8
External                           -                                    -
                            ===============================================
                                  4.8                                  4.8
                            ===============================================


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
       for the three month periods ended August 1, 1999 and August 2, 1998


INCOME STATEMENT COMMENTS

GENERAL - For the first quarter, net sales increased 4.8% to $115.9 million; and net income amounted to $1.6 million, or $0.13 per share diluted, versus a net loss a year ago of $2.6 million, or $0.20 per share diluted.

The company's strategic plan encompasses several competitive initiatives:

Broad Product Offering - continuing to market one of the broadest product lines in upholstery fabrics and mattress ticking. Through its extensive manufacturing capabilities, the company competes in every major category except leather;

Diverse  Global  Customer Base - increasing its  penetration  into other end-use markets in addition to U.S. residential furniture, such as bedding, international, commercial furniture and juvenile furniture. The company has long-standing relationships with most major upholstery furniture manufacturers, but is not reliant on a single customer or a small group of dominant customers. No one customer accounted for more than 9% of net sales during the first quarter of fiscal 2000;

Design Innovation - continuing to invest in the design of upholstery fabrics and ticking with appealing patterns and textures. An integral component of the value Culp provides to customers is supplying fabrics that are fashionable and meet current consumer preferences. The company's principal design resources are consolidated in a single facility that provides advanced CAD systems and promotes a sharing of innovative designs among the divisions;

Vertical Integration - operating as a vertically integrated manufacturer and taking advantage of economies that can be gained by producing the raw material components that are used in the manufacture of its products; and

Additional Acquisitions - investing in selective acquisitions complementary to existing segments/divisions.

NET SALES - Compared with the first quarter of last year, upholstery fabric sales increased 3.2% to $90.8 million and mattress ticking sales increased 10.8% to $25.1 million (See Sales by Segment/Division schedule on Page 5 and Sales by Segment/Division - Trend Analysis on Page 7). International sales were down 9.7% for the quarter compared to a year ago. The first fiscal quarter is historically not the strongest period of the year for Culp due to planned vacations and seasonal industry-wide plant closings.

During the first quarter of fiscal 1999, the company implemented a major reorganization from six business units to four divisions. This new corporate alignment grouped related operations together and was accompanied by several changes in managerial positions. The company believes that this move is aiding its growth through improved customer service, more effective use of design resources and increased manufacturing efficiency. Results for the first quarter of fiscal 2000 include a 3.2% increase in sales of upholstery fabrics, reflecting higher sales of upholstery fabrics to U.S.-based customers that offset some further softness in international sales. The trend of weakness in international sales, which the company believes has also affected other manufacturers of upholstery fabrics, has persisted since the close of fiscal 1998. During fiscal 1999, the company took steps to mitigate the impact of this industry-wide trend by significantly curtailing production schedules for certain international-targeted fabrics, introducing a new line of printed cotton upholstery fabrics and shifting its marketing focus to geographic areas where demand appears more favorable. The company has a diversified global base of customers and is seeking to broaden that further to minimize exposure to economic uncertainties in any geographic area.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
       for the three month periods ended August 1, 1999 and August 2, 1998



The company also benefited in the first quarter from increased sales by Culp Home Fashions (primarily mattress ticking) which has experienced a longer-term pattern of expansion. Culp's growth in mattress ticking continues to be driven by the introduction of new designs and fabric constructions as well as the advantages of the company's vertical integration. In particular, the ability to manufacture the jacquard greige (or unfinished) goods that are then printed to produce mattress ticking has aided Culp in meeting faster delivery schedules and providing improved overall customer service.


GROSS PROFIT - Gross profit for the first quarter increased 50.0% to $20.4 million and increased as a percentage of net sales from 12.3% to 17.6%. The increase was due principally to the actions that the company took during fiscal 1999, including a significant reduction in the capacity for manufacturing printed flock fabrics and an intense effort to reduce operating expenses and raise productivity.


S,G&A EXPENSES - S,G&A expenses for the first quarter declined as a percentage of sales to 13.0% from 13.1% for the year-earlier period. The decrease reflects improved economies of scale as a result of the increased net sales as well as programs throughout the company to contain operating expenses.


INTEREST EXPENSE - Interest expense of $2.4 million for the first quarter was unchanged from a year ago even though the company had lower average borrowings outstanding. The lower level of borrowings were offset by lower capitalized interest related to capital expenditures and higher average interest rates.


OTHER EXPENSE (INCOME), NET - Other expense (income) decreased to $555,000 for the first quarter versus $770,000 a year ago. The prior year included a non-recurring charge to write-off certain fixed assets.

INCOME TAXES - The effective tax rate for the quarter was 34.0%, up slightly from 33.0% for the same quarter of last year.

EBITDA - Due principally to the increase in net income from a year ago, EBITDA for the first quarter increased to $10.0 million compared with $3.1 million a year ago.


BALANCE SHEET COMMENTS

WORKING CAPITAL - Accounts receivable as of August 1, 1999 decreased 2.9% from the year-earlier level. Days sales outstanding decreased to 45 days at August 1, 1999 compared with 48 a year ago. Additionally, the aging of accounts receivable was 93.2% current and less than 30 days past due versus 93.8% at August 2, 1998. Inventories at the close of the first quarter decreased $4.0 million or 5.1% from August 2, 1998. Inventory turns for the first quarter were 5.4 versus 4.9 for the first quarter of fiscal 1999. The reduction in inventories is attributable to the increased focus management has placed on controlling the level of inventories. Operating working capital (comprised of accounts receivable, inventory and accounts payable) was $111.2 million at August 1, 1999, as compared with $111.5 million a year ago. The balance at May 2, 1999 was $111.9 million.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
       for the three month periods ended August 1, 1999 and August 2, 1998





PROPERTY, PLANT AND EQUIPMENT - For fiscal 2000, the company's budgeted capital spending is $20 million. The major projects planned for upholstery fabrics are new dobby and velvet looms. The projects are intended to increase capacity for the woven velvet product line and improve efficiencies for the dobby product line as part of the company's continuing modernization effort. The major projects for mattress ticking are for weaving expansions intended to increase the capacity for jacquard greige goods. Depreciation expense for fiscal 2000 is currently estimated to be approximately $20 million.

LONG-TERM DEBT - The company's funded debt-to-capital ratio was 51.5% at August 1, 1999, compared with 54.5% at August 2, 1998 and 52.1% at May 2, 1999. Funded debt was $136.2 million at August 1, 1999, down from $153.6 million at August 2, 1998 and $138.7 million at May 2, 1999. Funded debt equals long-term debt, including current maturities, less restricted investments, which represent unspent IRB funds. The decrease in funded debt from May 2, 1999 resulted primarily from an operating cash flow of $6.1 million, offset by capital expenditures of $2.4 million, dividends paid of $423,000 and repurchases of common stock of $393,000.


STOCK REPURCHASE

In separate authorizations in June 1998 and March 1999, the Board of Directors authorized the use of a total of $10.0 million to repurchase the company's common stock. During fiscal 1999, the company repurchased 938,600 shares at an average price of $5.90 per share under these authorizations. During the first quarter of fiscal 2000, the company repurchased 46,000 shares at an average price of $8.55 per share.